Exhibit 99.1

FOR IMMEDIATE RELEASE

                            Investor Contacts:          Press Contacts:
                            Patrick Barry               Cathy Halgas Nevins
                            CFO, Bluefly, Inc.          Dir. P.R., Bluefly, Inc.
                            212-944-8000 ext. 239       212-944-8000 ext. 388
                            pat@bluefly.com             cathy.nevins@bluefly.com

             EXECUTIVE VICE PRESIDENT RESIGNS FROM FULL-TIME DUTIES

New York-- November 21, 2003-- Bluefly, Inc. (Nasdaq: SmallCap: BFLY) announced today the resignation of Jonathan Morris, executive vice president and corporate secretary, and its plans to retain Mr. Morris as a consultant to the Company.

Mr. Morris, 36, who joined the company in 1998 as a co-founder of Bluefly, was responsible for the Company's business development, legal affairs, strategic marketing, and e-commerce initiatives. The company is conducting an external search for a successor. In the interim, Mr. Morris' responsibilities will be assumed by the Company's President.

"These past five years have been the most fulfilling of my career," said Jonathan Morris. "I am grateful for having had the opportunity to help build this organization, and would like to thank all of my co-workers who made this such an exciting and enjoyable place in which to work."

"Jon has been an instrumental part of the success we have enjoyed at Bluefly. Jon is an original member of the Executive Team, and I am, of course, sad to see him leave. But, at the same time, he leaves behind a strong and capable organization. On behalf of all of his colleagues here and the investors in Bluefly, I want to thank him for the many significant contributions he has made and for the fun he has brought to our company," said Ken Seiff, Chief Executive Officer. "His decision to leave at this time was for personal reasons, and I am looking forward to having him as a consultant to the company following a brief absence."

ABOUT BLUEFLY, INC.

Bluefly, Inc. (NASDAQ SmallCap: BFLY) operates the world's first full service outlet store for designer fashion, offering products from more than 350 designers at discounts of up to 75% off. With 24/7 access, a 90-day money back guarantee, and technology that displays real-time inventory, Bluefly makes off-price shopping easy and convenient. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.